Exhibit 10.11

ESCALADE, INCORPORATED 2017 INCENTIVE PLAN

Restricted Stock Unit Award Agreement

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Award Agreement”) by and between ESCALADE, INCORPORATED, an Indiana corporation (the “Company”), and ___________, (the “Director”) evidences the Restricted Stock Unit Award (the “Award”) granted on ______________, 20__ (the “Grant Date”) by the Company to the Director as to the number of Restricted Stock Units set forth below. This Award is made pursuant to the Escalade, Incorporated 2017 Incentive Plan (the “Plan”).

Number of Restricted Stock Units: _______

Restricted Stock Units: Each Restricted Stock Unit is deemed to be the equivalent of one Share of the Company’s common stock. Upon vesting, one Share of the Company’s common stock will be issued for each Restricted Stock Unit. Such issuance will be automatic and no payment is required of you. You will not have the right to elect deferral of the Restricted Stock Units issued under this Award Agreement. Pending vesting of the Restricted Stock Units and the issuance of the Shares, you will not have any of the rights of a stockholder with respect to the Shares subject to the Restricted Stock Units. Accordingly, you will not have the right to vote such Shares or receive dividends until payment of the Shares is made under this Award Agreement.

Fair Market Value of the Shares on the Grant Date: $____ per Share

Vesting Conditions: Except as otherwise provided by the Plan, the Restricted Stock Units granted to you shall vest over two years (one-half one year from grant date and one-half two years from grant date) from the Grant Date (the “Time Vesting Period”), provided that you are serving as a director or consultant of the Company on said date.

Terms and Conditions of this Award: This Award is subject to, and governed by, the provisions of the Plan and the Terms and Conditions of Restricted Stock Unit Award (the “Terms”), all of which are incorporated herein by reference. In the event of a conflict between the provisions of the Plan and this Award, or between the Plan and the Terms, the Plan shall control. In the event of a conflict between this Award and the Terms, the Terms shall control except that the terms of this Award shall prevail as to the Vesting Conditions and as to the Director having no right to elect deferral of these Restricted Stock Units.

Defined Terms: Unless the context requires otherwise, terms used in this Award Agreement and/or in the Terms shall have the same meaning as in the Plan.

Acceptance and Agreement: This Award has been granted to the Director in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Director. The Company and the Director agree to the terms of this Award Agreement, to the attached Terms and to the provisions of the Plan. The Director acknowledges receipt of a copy of the Terms and of the Plan.

IN WITNESS WHEREOF, this Award Agreement has been executed by the Company and the Participant effective as of this __ day of ___________, 20__

DIRECTOR	ESCALADE, INCORPORATED

By:
Name:	Name:
Title:

ESCALADE, INCORPORATED 2017 INCENTIVE PLAN

Terms and Conditions of Restricted Stock Unit Award

1.           Account. The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company for the Participant’s benefit the Restricted Stock Units, both vested and unvested. Upon the occurrence of an event set forth in Section 4.2 and/or Section 12.2 of the Plan and/or pursuant to the terms of the Award Agreement which represents the grant of the Restricted Stock Units, the number of Restricted Stock Units credited to the Account shall be equitably and appropriately adjusted as provided in that Section and/or in the Award Agreement. Following vesting of Restricted Stock Units, the Shares represented thereby will continue to be credited to the Account until payment is made to the Participant.

2.           Termination of Service as a Director

(a)          Other Than Due to Retirement, Death, Disability or Change in Control. In the event of the Participant’s termination of service as a director of the Company, other than as a result of Retirement, death, Disability or Change in Control of the Company, the Restricted Stock Units that were not vested on the date of such termination of employment shall be immediately forfeited.

(b)          Retirement. In the event of the Participant’s Retirement at least 12 months after the Grant Date (or if the Participant elects to defer receipt of Shares subject to the Award, then at least 12 months after the date of the Participant’s deferral election) but prior to the end of the Time Vesting Period, the Restricted Stock Units that would have become vested at the end of the Time Vesting Period pursuant to the Award Agreement had the Participant remained in service shall vest at the end of the Time Vesting Period in such number as determined by a fraction, the numerator of which is the number of whole months elapsed from the beginning of the Time Vesting Period to the date of the Participant’s Retirement, and the denominator of which is the number of months in the Time Vesting Period. For purposes of this Agreement, “Retirement” shall mean completion of service on the Company’s Board of Directors.

(c)          Death or Disability. In the event of the Participant’s death or Disability while serving as a director of the Company at least 12 months after the Grant Date (or if the Participant elects to defer receipt of Shares subject to the Award, then at least 12 months after the date of the Participant’s deferral election) but prior to the end of the Time Vesting Period, the Restricted Stock Units that would have become vested at the end of the Time Vesting Period pursuant to the Award Agreement had the Participant remained in service shall vest at the end of the Time Vesting Period in such number as determined by a fraction, the numerator of which is the number of whole months elapsed from the beginning of the Time Vesting Period to the date of the Participant’s death or Disability, and the denominator of which is the number of months in the Time Vesting Period. For purposes of this Agreement “Disability” shall mean that the Participant is unable to serve as a director by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate and the Committee's determination as to whether the Participant is disabled shall be final and binding on all parties concerned.

3.           Change in Control

(a)          Vesting of Restricted Stock Units. In the event of a Change in Control of the Company in which the successor company does not assume or substitute for the Restricted Stock Units on substantially the same terms and conditions (which may include payment in shares of the common stock of the successor company), all of such Restricted Stock Units shall become fully vested, provided the Participant is then serving as a director of the Company. If the successor company in a Change in Control does assume or substitute for the Restricted Stock Units credited to the Account on substantially the same terms and conditions (which may include payment in shares of the common stock of the successor company) and within 24 months thereafter the Participant’s service as a director of the Company or the successor company is terminated without Cause by the Company or the successor company, all of such Restricted Stock Units shall become fully vested.

(b)          Cause. For purposes of this Section “Cause” shall mean (i) the conviction of the Participant of, or plea of nolo contendere by the Participant to, a felony or misdemeanor involving moral turpitude; (ii) the indictment of the Participant for a felony or misdemeanor involving moral turpitude under the federal securities laws; (iii) the willful misconduct or gross negligence by the Participant resulting in material harm to the Company; (iv) the willful breach by the Participant of the Participant’s duties or responsibilities as a director; or (v) fraud, embezzlement, theft or dishonesty by the Participant against the Company or any Subsidiary, or willful violation by the Participant of a policy or procedure of the Company, resulting in any case in material harm to the Company

4.           Payment of Restricted Stock Units.

(a)          Payment at Vesting. Unless payment is deferred in accordance with the provisions of this Section 4, the Company shall make a payment to the Participant of the vested Restricted Stock Units credited to the Account within thirty (30) days after the date the Restricted Stock Units vest.

(b)          Initial Deferral Election. The Participant may elect to defer payment of 100% of the Restricted Stock Units represented by the applicable Award Agreement by completing an Initial Deferral Election Form, as may be prescribed by the Company. The new payment date shall be a specified number of years after vesting or a separation of service (as defined in the regulations issued under section 409A of the Code) from the Company and its subsidiaries. The Initial Deferral Election Form must be delivered to the Company within thirty (30) days of the Grant Date, and except as otherwise provided herein, any deferral election is irrevocable. Such deferral election shall only be effective if no Restricted Stock Units granted hereunder may vest until after the Participant has performed at least 12 months of service following the Grant Date (or if the Participant elects to defer receipt of Shares subject to the Award, then at least 12 months after the date of the Participant’s deferral election). The applicable 12-month requirement shall be deemed to be satisfied even though these Terms and Conditions provide that vesting may be accelerated to a date within the applicable 12-month period in the event of the Participant’s death or Disability.

(c)          Later Deferrals or Redeferrals. Regardless of whether a Participant has made an initial deferral election under (b) above, the Participant may elect, in accordance with procedures adopted by the Company, to defer any payment date by written election provided to the Company at least twelve (12) months prior to the payment date; provided that any new payment date must be at least five (5) years after the previously applicable payment date. Any new payment date shall be a specified time or a specified number of years after vesting.

(d)          Dividends. If the Participant elects to defer the payment date for any Restricted Stock Units that become vested, then on each date after vesting that cash dividends are paid on the Shares, the Company will credit the Account in its discretion either with cash in the amount of such dividends or with a number of additional Restricted Stock Units equal to the result of dividing (i) the product of the total number of Restricted Stock Units credited to the Account on the record date for such dividend and the per Share amount of such dividend by (ii) the Fair Market Value of one Share on the date such dividend is paid by the Company to its shareholders.

(e)          Acceleration of Payment. Notwithstanding any election made in accordance with this Section 4 to defer payment of the Restricted Stock Units, the following events shall result in the acceleration of payment:

(i)          Upon the death of a Participant, the vested portion of the Participant’s Account shall be paid to the Participant’s beneficiary in accordance with the provisions of Section 6 by the end of the calendar year of the Participant’s death or, if later, within 2 ½ months after the Participant’s death.

(ii)         Upon the Disability of a Participant, the vested portion of the Participant’s Account shall be paid to the Participant by the end of the calendar year of the Participant’s Disability or, if later, within 2 ½ months after the Participant’s Disability.

(iii)        Upon the occurrence of a Section 409A Change in Control (as defined in Appendix A): (A) payment of Restricted Stock Units that vest pursuant to the first sentence of Section 3(a) shall be made in Shares (or, if applicable, in shares of the common stock of the successor company), within 30 days after the earlier of (x) the date of the Change in Control if such Change in Control is also a Section 409A Change in Control, or (y) the date of the Participant’s termination of service as a director of the Company for any reason; (B) payment of Restricted Stock Units that vest pursuant to the second sentence of Section 3(a) shall be made in Shares (or, if applicable, in shares of the common stock of the successor company) within 30 days after the termination of service as a director of the Company referred to in such sentence; and (C) payment of the Restricted Stock Units in the Account that vested prior to the date of the 409A Change in Control shall be accelerated to the date of such Section 409A Change in Control and paid within 30 days in Shares (or, if applicable, in shares of the common stock of the successor company).

5.           Form of Payment. Payments pursuant to Section 4 shall be made in Shares equal to the number of vested Restricted Stock Units credited to the Account and cash with respect to any accrued dividends that the Company elected to pay in cash.

6.           Beneficiary. In the event of the Participant’s death prior to payment of the Restricted Stock Units credited to the Account, payment shall be made to the last beneficiary designated in writing that is received by the Company prior to the Participant’s death or, if no designated beneficiary survives the Participant, such payment shall be made to the Participant’s estate.

7.           Source of Payments. The Participant’s right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company. The Participant has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to pay the value of the Account on the payment date.

8.           Forfeiture upon Fraud or Misconduct. In the event that the members of the Company’s Board of Directors, excluding the Participant, who are considered “independent” for purposes of the listing standards of the NASDAQ Stock Market determine that the Participant perpetuated or participated in any fraud or misconduct that caused the Restricted Stock Units to vest and/or be adjusted and that such vesting or adjustment would not have occurred but for such fraud or misconduct, then (A) the Restricted Stock Units shall be forfeited effective as of the date on which the Participant first engaged in such fraud or misconduct, and (B) the Participant shall within ten (10) days after written notice from the Company return to the Company any Shares and dividends paid by the Company to the Participant with respect to the Restricted Stock Units and, if the Participant has previously sold all or a portion of the Shares paid to the Participant by the Company, the Participant shall pay the proceeds of such sale to the Company.

9.           Nontransferability. Except as otherwise permitted under the Plan, no Restricted Stock Units shall be assignable or transferable by the Participant or by the Company (other than to successors of the Company) and no amounts payable under this Agreement, or any rights therein, shall be subject in any manner to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy, lien, attachment, garnishment, debt or other charge or disposition of any kind.

10.          Withholding. The Participant shall pay to the Company, or make satisfactory arrangement with the Company for payment of, any federal, state or local taxes, if any, required by law to be withheld in respect of the payment of the Restricted Stock Units. The Company may withhold from Participant’s wages or other remuneration the applicable taxes. At the discretion of the Company, the applicable taxes may be withheld in kind from the Shares otherwise deliverable to the Participant on the payment of the Restricted Stock Units.

12.          No Rights of a Stockholder. The Participant shall not have any of the rights of a stockholder with respect to the Shares subject to the Restricted Stock Units until such Shares have been issued.

13.          Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing by registered or certified mail, postage prepaid, to the other party. Notice by mail shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

Escalade Incorporated

817 Maxwell Avenue

Evansville, Indiana 47711

Attention: Chief Financial Officer

Notices to the Participant should be addressed to the Participant at the Participant’s address as it appears on the Company’s records. The Company or the Participant may by writing to the other party, designate a different address for notices. Notices may be transmitted and received via fax, e-mail or such other electronic transmission mechanism as may be available to the parties pursuant to which receipt can be confirmed. Such notices shall be deemed delivered when received.

14.          Headings. The headings in these Terms and Conditions are for reference purposes only and shall not affect the meaning or interpretation of these Terms and Conditions or the applicable Award Agreement.

15.          Successors and Assigns. These Terms and Conditions and the applicable Award Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Company.

16.          Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Indiana, other than its conflict of laws principles.

17.         Agreement Not a Contract.  Neither the Award Agreement (and the grant of Restricted Stock Units) nor these Terms and Conditions constitutes an employment or service contract, and nothing herein or in the Award Agreement shall be deemed to create in any way whatsoever any obligation on Participant’s part to continue as an Employee, or of the Company or a Subsidiary to continue Participant’s service as an Employee.

18.          Entire Agreement; Modification. The Award Agreement, these Terms and Conditions and the provisions of the Plan constitute the entire agreement between the parties with respect to the subject matter hereof, and may not be modified except as provided in the Plan or in a written document executed by both parties.

19.         Compliance with Section 409A of the Code.

(a)          Automatic Delay of Payment. Notwithstanding anything to the contrary contained in these Terms and Conditions, the applicable Award Agreement and/or the Plan, if the Company determines that as of the date of payment the Participant is a "specified employee" (as such term is defined under Section 409A of the Code), any Shares (or shares of the common stock of the successor company in the event of a Change in Control) payable by reason of the Participant’s termination of employment with the Company and its Subsidiaries for any reason other than death or Disability will not be paid until the date that is six (6) months following the date of termination of employment (or such earlier time permitted under Section 409A of the Code without the imposition of any accelerated or additional taxes under Section 409A of the Code).

(b)          General. The Award represented by the applicable Award Agreement to which these Terms and Conditions are attached is intended to comply and shall be administered in a manner that is intended to comply with section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment of the Award shall be made in a manner that will comply with section 409A of the Code, including regulations or other guidance issued with respect thereto, as determined by the Committee. Any provision of the Award that would cause the payment or settlement thereof to fail to satisfy section 409A of the Code shall be amended to comply with section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under section 409A of the Code. Notwithstanding the foregoing, the Company makes no representation that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses on account of non-compliance with Section 409A of the Code.

20.         Severability. If any provision of these Terms and Conditions, the applicable Award Agreement and/or the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of the Award or part thereof, each of which shall remain in full force and effect.

APPENDIX A

“Section 409A Change in Control” means and shall be deemed to have occurred as of the date of the first to occur of the following events:

(a)          Any Person or Group acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any Person or Group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Section 409A Change in Control. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;

(b)          Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company. However, if any Person or Group is considered to own 35% of the total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Section 409A Change in Control;

(c)          A majority of members of the Company’s Board is replaced during any 12-month period by Participants whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(d)          Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Section 409A Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to:

(i)          A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)         An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)        A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)        An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

For these purposes, the term “Person” shall mean an individual, Company, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof. The term “Group” shall have the meaning set forth in Rule13d-5 of the Securities Exchange Commission, modified to the extent necessary to comply with Treasury Regulation Section 1.409A-3(i)(5)(v)(B). Determination of a Section 409A Change in Control shall always be made in a manner that is consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5).